

Alighiero Boetti
(1940–1994)



Boetti's tapestries have appreciated in value every single time they've returned to auction, across 33 select repeat sales from '99-'24

INVESTMENT THESIS

Initial Offering Price
$601,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price



$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
87
91
95
99
03
07
11
15
19
23

Price Appreciation of Similar Works
15.5%

Sharpe Ratio (1999-2024) watch video

Alighiero Boetti	▲1.46
S&P 500	0.42

61% Progress

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Alighiero Boetti

(1940–1994)

Why we like this offering

1. Boetti has a Sharpe ratio of 1.46 ('99-'24), one of the highest in our collection, above Banksy and Basquiat.
2. Boetti dominates the textile market. He made up 72% of all textile auction sales from 2015-2023 with $87.9 million total transacted. (According to ArtTactic's 2023 Textile Report)
3. Boetti has 100% frequency of appreciation. Every single time Boetti's tapestries have returned to auction, they've gone up in value. 33 repeat auction sales, across three decades ('99-'24).
4. The Artwork is a prime example of Alighiero Boetti's Arazzi series, which he created during the 1980s and 1990s.
5. Auction records for artworks similar in scale, style, and period are led by *Oggi trentesimo giorno dell'ottavo mese dell'anno 1000novecentoottantotto* (1988), which sold for $781,475 at Sotheby's in April 2022, followed by *Senza titolo (Nero su bianco e bianco su nero, Tra orizzontale e verticale, Cinque x cinque venticinque...)* (1988), which sold for $696,295 at Sotheby's in April 2023, and *Oggi il diciassettesimo giorno del sesto mese dell'anno millenovecentoottantotto* (1988), which sold for $615,468 at Dorotheum Vienna in June 2021.
6. Alighiero Boetti used mathematical principles and poetic language to embroider coded words and phrases into large, multi-colored grid compositions for his Arazzi.
7. Alighiero Boetti employed Afghan craftswomen to embroider his textiles. Although he provided them a template, he considered the variations that came out of this collaboration part of his artistic process.
8. Alighiero Boetti was drawn to Afghanistan, because his ancestor, an 18th-century Dominican monk named Giovanni Battista Boetti, was a missionary who converted to Sufism, while in Mosul. Alighiero Boetti admired the maverick behavior of his ancestor and hoped to follow in his footsteps.
9. The Artwork is a nearly square embroidered fabric composition featuring a grid pattern, each brightly colored box filled with a bold capital letter sewn in a contrasting color. The pattern is occasionally interrupted with arabic script, which occupies a row of four boxes.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$11,226,800	57	$7,400,000

Turnover by Year



25.7M
19.3M
12.8M
6.4M
13
14
15
16
17
18
19
20
21
22
23
24

Lots Auctioned



Sold
Unsold
91
68.25
45.5
22.75
13
14
15
16
17
18
19
20
21
22
23
24

Initial Offering Price $601,000

Offering Circular sec.gov/edgar

Painting



About Alighiero Boetti

Alighiero Boetti (b. 1940 - d. 1994, Italy) is one of the most important post-war Italian artists. In 1971, he visited Afghanistan and was introduced to the traditional craft of embroidery, which marked a turning point in the artist's career. He left the Arte Povera movement and relocated to Rome, where he focused on Conceptual Art.

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